ShengdaTech Receives Patent Approval for Advanced NPCC Technology

Monday December 17, 8:00 am ET

TAIAN CITY, China, Dec. 17 /Xinhua-PRNewswire-FirstCall/ -- ShengdaTech Inc. (“ShengdaTech” or “the Company”) (Nasdaq: SDTH - News) a leading manufacturer of nano precipitated calcium carbonate (“NPCC”) and coal-based chemical products in the People's Republic of China (“PRC”), today announced the Company's patent application for its membrane dispersion technology used to manufacture NPCC has been approved by the State Intellectual Property Office of the PRC. The patent number is ZL200510086388.2 and is under protection of PRC patent law for 20 years.

“We are pleased to receive the patent for our membrane dispersion technology. Since the commercialization of our membrane dispersion technology at the end of 2006, we have improved the quality and consistency of NPCC particles, lowered our production cost and increased our market penetration,” commented Mr. Chen, CEO of ShengdaTech. “We believe this demonstrates our success in implementing this advanced technology and our ability to continue increasing our market penetration in current and new applications.”

The membrane-dispersion technology was co-developed by ShengdaTech and Tsinghua University, the leading science university in the PRC. ShengdaTech and Tsinghua University each has 50% ownership of the technology, while ShengdaTech has sole commercialization rights to all applications using the technology. The membrane dispersion technology enhances the use of carbon dioxide, producing NPCC particles that are more stable. The result is a better quality NPCC product due to the improvement in particle size, uniformity and distribution, which translates into better manufactured end products. ShengdaTech believes the NPCC products produced using this cutting- edge technology will define the international standard for NPCC particles as the Company targets higher-end markets for NPCC applications.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate (“NPCC”) products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride (“PVC”) building materials and other products. NPCC enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, ability to attract new customers, ability to increase our product's applications, ability of our customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

 For more information, please contact:

Crocker Coulson, President, or
Leslie Richardson, Financial Writer
CCG Elite
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